Exhibit 12.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of The3rdBevco Inc. on Form 1-A of our report dated July 13, 2020 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of The3rdBevco Inc as of December 31, 2019 and for the period from October 2, 2019 (Inception) to December 31, 2019, which report appears in the Offering Circular, which is part of this Offering Statement.

D. Brooks and Associates CPAs, P.A.

July 24, 2020